Exhibit 10(af)

                                    AGREEMENT
          AMONG PRODUCTION RESOURCE GROUP, L.L.C., NCT GROUP INC. AND
                         DISTRIBUTED MEDIA CORPORATION

     The parties agree to liquidate and satisfy the amounts due to Production Resource Group L.L.C., a Delaware limited liability company ("PRG"), under a certain Resolution Agreement dated as of January 11, 2001 (the "Resolution Agreement"), among Distributed Media Corporation, a Delaware corporation (fka DistributedMedia.com) ("DMC"), NCT Group, Inc., a Delaware corporation ("NCT"), and PRG as follows: NCT acknowledges that the total amount due and owing as of the date hereof (exclusive of the amount payable under paragraph 2 hereof) is $1,850,000.

1) No later than May 11, 2001 NCT shall make a payment of $103,040, which will bring the lease payments for the equipment referred to in the Resolution Agreement up to date.

2) NCT Audio Products Inc. ("NCT Audio"), a Delaware corporation and a wholly-owned subsidiary of NCT, is the owner of 2 million ordinary shares of NXT plc represented by certificates no. 0021993 and 0021994 less certain shares sold to date. NCT has agreed to cause NCT Audio Products Inc. to liquidate such shares in an orderly manner. NCT Audio has the right to sell such shares in a commercially reasonable manner in ordinary brokers' transactions on the London Stock Exchange. It is NCT's intention to use the proceeds from the sale of such shares, inter alia, to meet its obligations hereunder. The shares are not subject to any lien or charge in favor of any other person other than a first priority lien over all of NCT's assets favoring the holder of certain convertible notes issued by NCT having an aggregate principal amount of $4.5 million with interest accruing at 10% per annum. The notes also include default penalties and interest provisions. NCT is currently in default on one of the notes in the principal amount of $500,000.

3) NCT shall make either (i) a payment of $925,000 on May 30, 2001 and a final payment of $925,000 on June 30, 2001 or (ii) a single payment of $1,700,000 on May 30, 2001 which in either the case of (i) or (ii), will completely satisfy the outstanding liabilities that currently exist between PRG, DMC and NCT. If NCT is unable to pay $925,000 on May 30, 2001 as contemplated by (i), NCT shall pay no less than $462,500 on May 30, 2001, and shall have a fifteen day cure period to pay the remainder of the $925,000 (which remainder shall l not exceed $462,500) by no later than June 15, 2001 with simple interest on the remainder at the annualized rate of 10% from and including May 30 to but not including the date of payment using a 365 day/year, and shall as provided in (i), make a single final payment of $925,000 on June 30, 2001. All payments will be made by wire transfer to an account or account designated by PRG on Exhibit A hereto.

4) Upon receipt of the payment that satisfies all of the outstanding liabilities as described in paragraph 3 above, PRG on the one hand, and NCT and DMC on the other, agree to release each other from any and all claims and obligations arising from any previous agreements and PRG agrees to assign the title to all Equipment (as hereinafter defined) (or to instruct Pepe & Hazard, LLP as escrow agent under the Resolution Agreement, to transfer such title).

5) PRG agrees to ship all the equipment, associated components and spare parts to DMC (the "Equipment") identified on Exhibit B hereto on an as is basis, without any representations or warranties with respect thereto, after the payment(s) of no less than $925,000 referenced in paragraph 3 above is received. The Equipment will he shipped freight collect unless DMC prepays freight charges or arranges to pick up the Equipment. PRG agrees to deliver the original warrant agreement to NCT upon payment in full of the amounts payable under paragraph 3 hereof. In the event that the warrant certificate cannot be located, PRG will provide a lost warrant certificate affidavit and shall indemnify NCT against any loss with respect thereto.

6) Failure to meet any obligation hereunder shall constitute an immediate material breach which shall, without further action or notice, entitle PRG to exercise any and all of it rights at law or equity under the Resolution Agreement, the Note referenced therein and any other agreement between the parties. Nothing in this agreement shall be construed to in any manner or to any extent to impair or diminish, waive or release any rights or remedies PRG or its affiliates have under such agreements, which rights and remedies shall terminate only upon full performance of this agreement. Similarly, any defenses that NCT or DMC may have in respect of such agreements may be asserted, and shall not be deemed impaired, diminished or waived due to the execution and delivery of, or due to any breach or default by NCT and DMC under, this agreement. Any rights compromised hereunder and all such liabilities, claims, obligations and defenses shall be automatically revived in the event that any payment hereunder is voided for any reason during or as a result of any insolvency proceeding in which NCT, DMC or any of their respective affiliates are the debtor.

     IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT THIS 11TH DAY OF MAY, 2001.

                                 NCT Group, Inc.

                                 /s/ CY E. HAMMOND
                                 By: Cy E. Hammond
                                 Title: Senior Vice President,
                                        Chief Financial Officer

                                 Distributed Media Corporation

                                 /s/ MICHAEL J. PARRELLA
                                 By: Michael J. Parrella
                                 Title: Chairman


                                 Production Resource Group L.L.C.

                                 /s/ KEVIN J. BAXLEY
                                 By: Kevin J. Baxley
                                 Title: Chief Financial Officer